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Exhibit 99.2

AVIRON PROVIDES ADDITIONAL INFORMATION ABOUT GLOBAL COLLABORATION ON FLUMIST(TM) WITH WYETH LEDERLE VACCINES


MOUNTAIN VIEW, CA - JANUARY 12, 1999 - Aviron (Nasdaq: AVIR) is providing additional information regarding the transaction announced earlier today between the company and Wyeth Lederle Vaccines for the marketing of FLUMIST(TM) -- Aviron's investigational intranasal influenza vaccine.

As consideration under the agreement, which is subject to Hart-Scott-Rodino review, Aviron will receive cash payments of $15 million for the initial license, $15 million upon acceptance for filing with the U.S. Food and Drug Administration (FDA), and $20 million upon FDA marketing approval for FLUMIST(TM). Compensation for achieving additional development and regulatory milestones is included in the agreement terms. The granting of certain other rights under the license would trigger additional payments in excess of $140 million to Aviron.

Consideration for the license also includes a commitment to provide up to $40 million in future financing to Aviron from Wyeth-Ayerst Laboratories, a portion of which is contingent upon regulatory approval of the product, with the remaining amount to come from participation in future Aviron securities offerings. The total potential value for the license fees, milestones and financing support that Aviron could receive under the collaboration exceeds $400 million.

Wyeth will distribute the product and record all revenues. In addition to the payments mentioned above, Aviron anticipates that it will receive in the range of 40 percent of product revenues from Wyeth, in the form of product transfer payments and royalties, which increase at higher sales levels. Aviron will incur expenses to supply and co-promote the product. Further commercial terms have not been disclosed.

Aviron is a biopharmaceutical company based in Mountain View, CA focused on prevention of disease. The company's goal is to develop products that offer cost-effective prevention of a wide range of infections that affect the general population. The majority of Aviron's products under development are live vaccines against viral infections.

FLUMIST(TM) is the company's lead vaccine candidate. Aviron plans to submit its license application for FLUMIST(TM) to the FDA later in 1999.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialization, and the impact of competitive products and patents. Factors relating to Aviron that could cause actual results to differ materially include, but are not limited to failure to receive regulatory approval for the marketing of FLUMIST(TM) or to receive payments under collaborative agreements that are contingent upon future events that may or may not occur. Sales of FLUMIST(TM) and future payments to Aviron are dependent upon the successful development, manufacturing, supply, sale


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and distribution of the product by Aviron, its third party suppliers and Wyeth
Lederle. Risks and uncertainties also include those detailed from time to time in Aviron's periodic reports filed with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Actual results may differ from the forward-looking statements.